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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C.  20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                     Commission File No. 0-29052

      [ ]  Form 10-K    [X]  Form 20-F    [ ]  Form 10-Q    [ ]  Form N-SAR

For  the  period  ended:  December  31,  2002

[ ]   Transition  Report  on  Form  10-K
[ ]   Transition  Report  on  Form  20-F
[ ]   Transition  Report  on  Form  11-K
[ ]   Transition  Report  on  Form  10-Q
[ ]   Transition  Report  on  Form  N-SAR

For  the  transition  period  ended:
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Nothing  in  this  form  shall  be  construed  to  imply that the Commission has verified  any  information  contained  herein.

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If  the  notification relates to a portion of the filing checked above, identify the  item(s)  to  which  the  notification  relates:

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PART  I  -  REGISTRANT  INFORMATION
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Full  Name  of  Registrant:        DTA  Holding  Aktiengesellschaft
Former  Name,  if  Applicable:     N/A
Address  of  Office
Street  and  Number:               Peiner  StraBe  8
City,  State  and  Zip  Code:      30519  Hannover,  Germany

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PART  II  -  RULES  12b-25(b)  AND  (c)
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If  the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b)  The subject annual report, semi-annual report,  transition  report on
           Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART  III  -  NARRATIVE
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State  below  in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,
N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

The Registrant's Form 20-F could not be timely filed without unreasonable effort and expense as the Registrant's annual financial statements have been prepared in German under German GAAP and are currently being translated into English and reconciled to comply with the requirements for financial statements under Form 20-F.

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PART  IV  -  OTHER  INFORMATION
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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification:

         Michael J. Smith             43                    1240-25300
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              (Name)              (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?

     If  the  answer  is  no,  identify  report(s)    [X] Yes      [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                      [ ] Yes      [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                         DTA HOLDING AKTIENGESELLSCHAFT
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                   Name of Registrant as Specified in Charter


has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  June  30,  2003                        By:  /s/ Michael J. Smith
                                                 -------------------------------
                                                 Michael  J.  Smith
                                                 Member  of  Management  Board

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 u.s.c. 1001).

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